Exhibit 10.11
AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN
(1)    VTI Sweden AB, a Swedish limited liability company with company reg. no. 559194-3542, having its registered address at Johannesfredsgatan 4, 431 53 Mölndal (“Company”), and
(2)    Mattias Byström (“Employee”)
(“Amendment Agreement”)
As you are aware, Danaher Corporation (“Danaher”) has announced that its environmental and applied solutions segment will be spun off and become a separate publicly traded company (the “Separation”) currently referred to as EAS (“EAS”). We anticipate that the spinoff will be completed in the fourth quarter of 2023. Upon the Separation, you will remain employed with the Company which will become part of EAS and your position will be Senior Vice President —Product Quality & Innovation.
The parties agree to the following amendments of Employee’s employment contract dated 29 December 2021 (the “Employment Contract”), which shall come into effect on 1 January 2023 and shall amend the Employment Contract and, where applicable, replace or supersede existing provisions or terms concerning those subject matters:
1.    BASE SALARY
The Employee’s annual base gross salary will be SEK 6,250,000, equalling a monthly base gross salary of SEK 520,833.333, subject to applicable deductions and withholdings. The salary is subject to periodic review, and payable in accordance with the Company’s usual payroll practices_ Payment for the salary differential in January and February 2023 due to the salary increase will be made in connection with the payroll in March 2023.
2.    INCENTIVE COMPENSATION
The Employee will be eligible under the Company’s Incentive Compensation Plan (“ICP”), with a target bonus of 80% of the Employee’s annual base salary. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year by the Company. The Employee’s eligibility and compensation under the ICP will be governed by applicable law, the terms of the ICP and applicable Company policy as amended from time to time. Any variable remuneration awarded and/or paid will be included in the calculation of pensionable salary. EAS will adopt its own incentive compensation plan with respect to the period following the Separation.
4. GENERAL
This Amendment Agreement supersedes all previous oral or written understandings or agreements, if any, made by or with the Company regarding the above amendments to the Employment Contract. Further, the Employee acknowledges and agrees that he has not, will not and cannot rely on any representations not expressly made herein.
If any portion of this this Amendment Agreement or the Employment Contract is held unenforceable, the parties agree that a court of competent jurisdiction may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Amendment Agreement enforceable to the fullest extent permitted by law.

Any amendments and/or supplements to this Amendment Agreement must be in writing. This Amendment Agreement shall be governed by Swedish law.
This Amendment Agreement is prepared in two originals in English and both are equally valid and enforceable.
Signed for and on behalf of VTI Sweden AB

Signed:	/s/ Mats Badersten	Date	2023-05-03

Print Name:	Mats Badersten

Title:	Managing Director
I agree that my Employment Contract shall be varied by the revised terms set out in this Amendment Agreement.

Signed:	/s/ Mattias Byström	Date	2023-03-09
Mattias Byström